Exhibit 10.2

MISSISSIPPI BUSINESS FINANCE CORPORATION
to
U.S. BANK NATIONAL ASSOCIATION
(successor to Deutsche Bank National Trust Company),
as Trustee

FIFTH SUPPLEMENTAL TRUST INDENTURE
Dated effective as of May 14, 2020

Relating to:
Mississippi Business Finance Corporation
Taxable Industrial Development Revenue Bonds, Series 2013
(Helen of Troy Olive Branch, MS Project)

FIFTH SUPPLEMENTAL TRUST INDENTURE dated effective as of May 14, 2020 (the “Supplemental Indenture”) between the MISSISSIPPI BUSINESS FINANCE CORPORATION, a public corporation duly created and validly existing pursuant to the Constitution and laws of the State of Mississippi (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION (successor to Deutsche Bank National Trust Company), Olive Branch, Mississippi, a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”), evidencing the agreement of the parties hereto.
RECITALS
WHEREAS, the Issuer and the Trustee are parties to that certain Trust Indenture dated as of March 1, 2013, as supplemented by that certain First Supplemental Trust Indenture, dated as of March 1, 2014, that certain Second Supplemental Trust Indenture dated as of February 18, 2015 but effective as of February 1, 2015, that certain Third Supplemental Trust Indenture dated as of December 7, 2016 but effective as of December 1, 2016, and that certain Fourth Supplemental Trust Indenture dated as of September 28, 2018 (said Trust Indenture, as supplemented, the “Indenture”) relating to the issuance of the $38,000,000 maximum aggregate principal amount of Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2013 (Helen of Troy Olive Branch, MS Project), dated as of March 20, 2013 (the “Bonds”);
WHEREAS, each of the Issuer and the Trustee have been directed by Kaz USA, Inc., a Massachusetts corporation (the “Company”), and Bank of America, N.A. (the “Purchaser”) to amend the Indenture pursuant to this Supplemental Indenture as provided herein;
WHEREAS, in furtherance of the foregoing, each of the Issuer and the Trustee have agreed to amend the applicable provisions of the Indenture to the extent specified below upon the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:
Section 1.    Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Indenture.
Section 2.    Amendments to the Indenture.
(a)Section 1.1 of the Indenture is hereby amended by adding the defined terms thereto in proper alphabetical order to read as follows:
“Adjustment” shall have the meaning specified in Section 10.14.
“Fifth Supplemental Indenture Effective Date” shall mean May 14, 2020.
“LIBOR” shall have the meaning specified in the definition of Eurodollar Rate.
“LIBOR Rate” shall have the meaning specified in the definition of Eurodollar Rate.
“Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Net Indebtedness (as defined in the Guaranty Agreement) on such date to (b) Consolidated EBITDA (as defined in the Guaranty Agreement) for the period of the four consecutive fiscal quarters most recently ended for which Limited has delivered financial statements pursuant to Section 7(a) of the Guaranty Agreement. For purposes of calculating the Net Leverage Ratio as of any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by a Responsible Officer (as defined in the Guaranty Agreement) of Limited to the Purchaser and as approved by the Purchaser) assuming that all Acquisitions (as defined in the Guaranty Agreement) made, and all Dispositions (as defined in the Guaranty Agreement) completed, during the four consecutive fiscal quarters most recently ended had been made on the first day of such period.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in indentures similar to this Indenture.
“SOFR” with respect to any day shall mean the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.
“SOFR-Based Rate” shall mean SOFR or Term SOFR.
“Term SOFR” shall mean the forward-looking term rate for any period that is approximately (as determined by the Purchaser) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Purchaser from time to time in its reasonable discretion.
(b)The definition of “Applicable Margin” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:
“Applicable Margin” shall mean the following percentages per annum, based upon the Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Purchaser pursuant to Section 7(b)(1) of the Guaranty Agreement:

Pricing Level	Net Leverage Ratio	Eurodollar Rate for the Loan	Base Rate for the Loan
I	Less than 1.50 to 1.00	1.000%	0.000%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.125%	0.125%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.375%	0.375%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.625%	0.625%
V	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.875%	0.875%
VI	Greater than or equal to 3.50 to 1.00	2.000%	1.000%

Any increase or decrease in the Applicable Margin resulting from a change in the Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered to the Purchaser pursuant to Section 7(b)(1) of the Guaranty Agreement; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 7(b)(1), Pricing Level VI shall apply as of the third Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date such Compliance Certificate is actually delivered to the Purchaser. Notwithstanding the foregoing, the Applicable Margin in effect from and after the Fifth Supplemental Indenture Effective Date through and including the date the Compliance Certificate is delivered pursuant to Section 7(b)(1) of the Guaranty Agreement for the first fiscal quarter ending after the Fifth Supplemental Indenture Effective Date shall be Pricing Level I.
If, as a result of any restatement of or other adjustment to the financial statements of Limited (as defined in the Guaranty Agreement) or for any other reason, the Company, Limited or the Purchaser determines that (i) the Net Leverage Ratio as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Purchaser, promptly on demand by the Purchaser (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Purchaser), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Purchaser under this Indenture or any other Loan Document. The Company’s obligations under this paragraph shall survive the repayment of obligations under the Loan Documents.
(c)The definition of “Base Rate” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:
“Base Rate” shall mean for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Indenture. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 14.10 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
(d)The definition of “Eurodollar Rate” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:
“Eurodollar Rate” shall mean:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Purchaser from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that (A) notwithstanding anything to the contrary above, if LIBOR shall be less than zero, then the Eurodollar Rate shall be deemed to be zero for purposes of this Indenture and (b) to the extent a comparable or successor rate is approved by the Purchaser in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Purchaser, such approved rate shall be applied in a manner as otherwise reasonably determined by the Purchaser.
(e)The definition of “Federal Funds Effective Rate” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:
“Federal Funds Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Indenture.
(f)The definition of “LIBOR Successor Rate” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:
“LIBOR Successor Rate” shall have the meaning specified in Section 14.10.
(g)The definition of “LIBOR Successor Rate Conforming Changes” set forth in Section 1.1 of the Indenture is hereby amended to read as follows:
“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Purchaser, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Purchaser determines is reasonably necessary in connection with the administration of this Indenture).
(h)Section 2.1 of the Indenture is hereby amended by adding a new subsection (c) to Section 2.1 that will read as follows:
(c)    Each determination of an interest rate by the Purchaser pursuant to any provision of this Indenture shall be conclusive and binding on the Issuer and the Company in absence of manifest error.
(i)Section 14.5 of the Indenture is hereby amended by deleting notice information for the Purchaser and replacing such notice information as follows:

If to the Purchaser:	Bank of America, N.A. 800 Capitol Street
14th Floor
Houston, Texas 77002
Attention:    Adam Rose,
            Senior Vice President
Telephone Number: (713) 247‑7745
Facsimile Number: (713) 247‑7175
(j)Section 14.10 of the Indenture is hereby amended by deleting it in its entirety and replacing such section with the following:
Section 14.10    LIBOR Successor Rate. Notwithstanding anything to the contrary in this Indenture, if the Purchaser determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company notifies the Purchaser that the Company has determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:
(a)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(b)the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Purchaser has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Purchaser, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or
(c)indentures currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Purchaser or receipt by the Purchaser of such notice, as applicable, the Trustee, the Issuer, the Company and the Purchaser may supplement this Indenture solely for purposes of replacing LIBOR in accordance with this Section 14.10 with (x) one or more SOFR-Based Rates applicable to US dollar denominated indentures or (y) another alternate benchmark rate, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated indentures for such alternative benchmarks, and in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated indentures for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Purchaser from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such supplement shall become effective at 5:00 p.m. on the fifth Business Day after the Purchaser shall have posted such proposed supplement to the Company. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice in not administratively feasible for the Purchaser, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Purchaser.
(d)    If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Purchaser will promptly so notify the Company. Thereafter, (x) the obligation of the Purchaser to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) without any obligation to pay any loss, cost or expense of Purchaser or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
(e)    Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Indenture.
(f)    In connection with the implementation of a LIBOR Successor Rate, the Purchaser will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any supplements implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Indenture; provided that, with respect to any such supplement effected, the Purchaser shall post each such supplement implementing such LIBOR Successor Rate Conforming Changes to the Company reasonably promptly after such supplement becomes effective.
Section 3.    Ratification. Except as expressly amended hereby, all of the provisions of the Indenture shall remain unaltered and in full force and effect, and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by the Issuer and the Trustee. Any holder of the Bonds, and all successive transferees of the Bonds, by accepting such Bond, are deemed to have agreed to the terms of this Supplemental Indenture.
Section 4.    Severability. In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
Section 5.    Execution in Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 6.     Applicable Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Mississippi.

[Signature Pages Follow]
IN WITNESS WHEREOF, the Mississippi Business Finance Corporation has caused these presents to be signed in its name and behalf and its official seal to be hereunto affixed and attested by its duly authorized officers, and U.S. Bank National Association (successor to Deutsche Bank National Trust Company), as Trustee, has caused these presents to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.
MISSISSIPPI BUSINESS FINANCE
[SEAL]                    CORPORATION

By:     /s/ E.F. Mitcham
Name: E.F. Mitcham
Title: Executive Director

Attest:

Secretary

/s/ Larry W. Mobley
Name: Larry W. Mobley

U.S. BANK NATIONAL ASSOCIATION
(successor to Deutsche Bank National
Trust Company), as Trustee

By:      /s/ Wallace L. Duke, Jr.
Name: Wallace L. Duke, Jr.
Title: Vice President

Consented to:

BORROWER:

KAZ USA, INC.

By:    /s/ Brian L. Grass
Name: Brian L. Grass
Title:    Chief Financial Officer

BONDHOLDER:

BANK OF AMERICA, N.A.

By:    /s/ Adam Rose
Name: Adam Rose
Title: Senior Vice President